Exhibit 10.3

CHANGE OF CONTROL/SEVERANCE AGREEMENT

This CHANGE OF CONTROL/SEVERANCE AGREEMENT (this “Agreement”), dated as of July 14, 2020, is made by and between Waters Corporation (together with all subsidiaries or affiliates hereinafter referred to as the “Company”) and Udit Batra (the “Executive”).

WHEREAS, the Executive has been hired as the Chief Executive Officer of the Company and is expected to make major contributions to the Company; and

WHEREAS, the Company desires continuity of management; and

WHEREAS, the Executive is willing to render services to the Company subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Termination prior to a Change of Control. If, within nine (9) months prior to a Change of Control (as such term is defined in Section 3(c) below) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, but prior to such Change of Control, the Company terminates the Executive’s employment with the Company for a reason other than Cause (as such term is defined in Section 3(d) below), death or Disability (as such term is defined in Section 3(e) below), or the Executive resigns for Good Reason (as such term is defined in Section 2(e) below), the Company shall have paid to the Executive the Final Compensation (as such term is defined in the Employment Letter between the Executive and the Company dated as of July 14, 2020 (the “Employment Letter”)) and the Health Payment in accordance with the terms of the Employment Letter, and, subject to the Executive’s satisfaction of the Release Condition (as such term is defined in Section 3 below):

(a) Cash Payment. (i) Continue to pay to the Executive the Severance Payments (as defined in the Employment Letter) in accordance with the terms of the Employment Letter, and, (ii) upon a Change of Control, pay to the Executive a lump sum amount (reduced by any required withholding), within ten (10) business days following the Change of Control, equal to the amount by which (A) the sum of (1) thirty-six (36) times his monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve (12)-month period prior to the termination of his employment) and (2) an amount equal to the amount payable pursuant to the immediately preceding clause (1) times the greater of (x) his target bonus percentage under the Company’s Annual Incentive Plan or any successor plan for the year in which the termination of the Executive’s employment occurs or (y) his bonus percentage theretofore accrued thereunder for that year exceeds (B) the aggregate amount of the Severance Payments;

(b) Benefits. Upon a Change of Control, pay to the Executive a lump sum amount (reduced by any required withholding) within ten (10) business days following the Change of Control equal to the amount by which (A) the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which the Executive and his dependents were participating immediately prior to the termination of his employment for the thirty-six (36)-month period following the date of the Change of Control, with such lump sum amount payable pursuant to this Section 1(b) to be determined based on the premium rates in effect at the time of the termination of the Executive’s employment exceeds (B) the Health Payment;

(c) Equity Arrangements. In the event of a termination of employment described in this Section 1 and notwithstanding any contrary provisions of the 2020 Equity Incentive Plan (or any plans that may become the successors to such plan) and any equity incentive agreements entered into between the Company and the Executive pursuant to such plan or otherwise, cause any outstanding equity awards that are unvested or unexercisable and held by the Executive on the date of such termination of employment to remain outstanding (but not beyond the original expiration dates of such awards and such awards shall not otherwise vest or become exercisable except as provided herein) and, subject to a Change of Control occurring within nine (9) months following such date of such termination, to vest or become exercisable upon such Change of Control. To the extent a Change of Control does not occur within such nine (9)-month period, all such equity awards shall terminate at the end of such period; and

(d) Qualified Plan Arrangements. On the Change of Control, cause any unvested portion of any qualified or non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters 401(k) Restoration Plan and the Waters Health Care Reimbursement Plan for Retirees (or any plans that may become the successors to such plans), as applicable, to become immediately vested (subject to applicable law).

(e) No Duplication of Benefits. In no event shall the Executive be entitled to duplication of severance amounts or benefits under this Agreement and the Employment Letter. Amounts that are paid under the terms of the Employment Letter and referenced herein shall not again be paid under this Agreement.

2. Termination Following a Change of Control. If, at any time during a period commencing with a Change of Control and ending eighteen (18) months after such Change of Control, the Company terminates the Executive’s employment for a reason other than Cause, death, or Disability or the Executive terminates employment with the Company for Good Reason, the Company shall pay to the Executive the Final Compensation (as such term is defined in the Employment Letter) in accordance with the terms of the Employment Letter, and, subject to the Executive’s satisfaction of the Release Condition (as such term is defined in Section 3 below):

(a) Cash Payment. Pay to the Executive a lump sum amount (reduced by any required withholding), within ten (10) business days following the Executive’s last date of employment, equal to the sum of (i) thirty-six (36) times his monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve (12)-month period prior to the termination of his employment) and (ii) an amount equal to the amount payable pursuant to the immediately preceding clause (i) times the greater of (X) his target bonus percentage under the Company’s Annual Incentive Plan or any successor plan for the year in which the termination of the Executive’s employment occurs or (Y) his bonus percentage theretofore accrued thereunder for that year;

(b) Benefits. Pay to the Executive a lump sum amount (reduced by any required withholding) within ten (10) business days following the Executive’s last date of employment equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which the Executive and his dependents were participating immediately prior to the termination of his employment for the thirty-six (36)- month period following the date of the Change of Control, with such lump sum amount payable pursuant to this Section 2(b) to be determined based on the premium rates in effect at the time of the termination of the Executive’s employment;

(c) Equity Arrangements. In the event of a termination of employment described in this Section 2 and notwithstanding any contrary provisions of the 2020 Equity Incentive Plan (or any plans that may become the successors to such plan) and any equity incentive agreements entered into between the Company and the Executive pursuant to such plan or otherwise, the Company shall cause any outstanding equity awards that are unvested or unexercisable and held by the Executive on the date of such termination of employment to fully vest and, if stock options or become exercisable upon such termination; and

(d) Qualified Plan Arrangements. Cause any unvested portion of any qualified and non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters 401(k) Restoration Plan and the Waters Health Care Reimbursement Plan for Retirees (or any plans that may become the successors to such plans), as applicable, to become immediately vested (subject to applicable law);

provided, however, that any amounts and benefits set forth in this Section 2 shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his employment. For the avoidance of doubt, upon a termination of employment that meets the conditions set forth in this Section 2 the Executive shall only be entitled to receive the payments and benefits under this Section 2 and shall not be entitled to receive any payments or benefits under the Employment Letter.

(e) Definition of Good Reason. For purposes of Section 2 above, “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of one or more of the following events following a Change of Control, as the case may be:

(i) A material diminution in the Executive’s authority, duties, responsibilities or reporting lines from his authority, duties, responsibilities or reporting lines immediately prior to the Change of Control; or

(ii) A material reduction in the Executive’s base salary (other than that which results in a base salary reduction of no more than ten percent (10%) in the aggregate from the Executive’s highest base salary and is proportional to reductions of other senior executives) or target annual bonus opportunity; or

(iii) A material change in the Executive’s place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of business for the purpose of this clause (iii)); or

(iv) A material breach by the Company of any agreement under which the Executive provides services to the Company, including without limitation Section 3(h) of this Agreement and any plan of incentive compensation;

provided, that the occurrence of any of the events listed in clauses (i) through (iv) shall not mean “Good Reason” (x) unless the Executive shall have given notice of the event to the Company within ninety (90) days after it first existed, (y) the Company shall have failed to remedy the condition within thirty (30) days after the notice, and (z) the Executive actually terminates employment within thirty (30) days after the expiration of the Company’s cure period.

3. General.

(a) Release. Notwithstanding any other provision of this Agreement to the contrary, benefits shall be payable under this Agreement only if the Executive enters into a release of claims (the “Release”) substantially in the form attached hereto as Exhibit A, with such changes as may be necessary to comply with applicable law at the time of termination of the Executive’s employment, within a period of time not to exceed forty-five (45) days from the date of termination of the Executive’s employment and the Executive does not revoke such Release (the “Release Condition”). Except as otherwise provided in Section 3(i) of this Agreement, any payment under this Agreement to be made in a lump sum shall be paid as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is sixty (60) days following the date the Executive’s employment terminates. Notwithstanding the foregoing, if the date the Executive’s employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code, as amended (“Section 409A”), such lump sum payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if the Executive does not execute the Release within the period specified in this Section 3(a) or if the Executive revokes the executed Release within the time period permitted by law, the Executive will not be entitled to any payments or benefits (including the accelerated vesting of equity and equity-based awards) set forth in this Agreement, any equity and equity-based awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to the Executive, and neither the Company nor any of its affiliates will have any further obligations to the Executive under this Agreement or otherwise.

(b) Termination for Cause. In the event the Executive’s employment with the Company is terminated by the Company for Cause or Executive’s employment terminates due to death or Disability, or the Executive terminates his employment with the Company other than during the specific time periods set forth in Section 2 in accordance with the requirements of such Section or for any reason other than Good Reason, the Executive shall not be entitled to the severance benefits or other considerations described herein by virtue of this Agreement.

(c) Definition of Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following, provided such occurrence is also a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as those terms are defined in Treasury Regulation Section 1.409-3(i)(5), (i) the closing of a merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

(d) Definition of Cause. For purposes of this Agreement, “Cause” shall mean: (i) the conviction of the Executive by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company; (iii) the Executive shall have willfully and continually failed to substantially perform the Executive’s duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand; (iv) the Executive has been chronically absent from work (excluding vacations, illnesses or leaves of absences); (v) the commission by the Executive of an act of fraud, embezzlement or misappropriation against the Company; or (vi) the Executive shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with his duties as an officer of the Company.

(e) Definition of Disability. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that the Executive has, for six (6) months consecutive or nonconsecutive in any twelve (12)- month period, been disabled in a manner that seriously interferes with his ability to perform his responsibilities as an employee of the Company. The Company shall only be permitted to terminate the Executive’s employment, or give the Executive notice to terminate his employment, due to Disability while the Executive is disabled. Any refusal by the Executive to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of the Executive’s disability.

(f) No Mitigation or Offset. The Executive shall not be required, as a condition of receiving any payments or benefits under this Agreement, to seek or obtain any other employment after termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by the Executive as a result of any employment by another employer.

(g) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) It is the intent of the parties hereto that the payments under this Agreement comply with (or be exempt from) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, except if the same is the result of a negligent or improper act of the Company.

(h) Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company. The Company shall require any such successor to assume this Agreement expressly and to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed to be the “Company” for all purposes.

(i) No Employment Agreement; Effect on Other Agreements. Nothing in this Agreement shall create any obligation on the part of the Company or any other person to continue the employment of the Executive, and nothing herein shall affect the Executive’s obligations under any non-competition, confidentiality, option or similar agreement between the Company and the Executive currently in effect or which may be entered into in the future.

(j) Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

(k) Governing Law; Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except that any equity or equity-based awards granted to the Executive shall be governed by and construed in accordance with the governing law provisions set forth in the agreements evidencing such awards. Executive and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement or Executive’s employment with the Company. This Agreement constitutes the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings, or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. The Executive may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

(l) Section 280G.

(i) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive from the Company, or otherwise, contingent on an event covered by Section 280G(b)(2)(A)(i) of the Code (collectively, the “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 3(m), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive, whichever of the following that results in the greater amount payable to him on an after-tax basis: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax. If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph, to the extent permitted by Section 409A. If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata, to the extent permitted by Section 409A.

(ii) The Company shall engage an independent registered public accounting firm to make all determinations required to be made under this Section 3(m), and shall bear all reasonable expenses with respect thereto. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payments (whether or not by reason of payment to Executive of a Reduced Payment), it shall furnish the Company and Executive with detailed supporting calculations of its determination that no Excise Tax will be imposed with respect to the Transaction Payments. All good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

WATER CORPORATION

By:	/s/ Dr. Flemming Ornskov
Dr. Flemming Ornskov
Chairman of the Board

THE EXECUTIVE

By:	/s/ Udit Batra

[Signature Page to Severance Agreement}

EXHIBIT A

FORM OF RELEASE

General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the [Employment Letter, dated as of [DATE]] [Change of Control/Severance Agreement, dated as of [DATE]] (the “Agreement”), between me and Waters Corporation (the “Company”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity. For the avoidance of doubt, no provision of this Agreement shall be construed as prohibiting or restricting me (or my attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

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I acknowledge that I will continue to be bound by my obligations under the Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my confidentiality, non-competition and non-solicitation obligations set forth therein (all of the foregoing obligations, the “Continuing Obligations”). I further acknowledge that the obligation of the Company to make payments to me or on my behalf under Section [●] of this Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and of the Continuing Obligations.

I understand that nothing contained in this Release of Claims will adversely affect my rights to enforce the terms of the Agreement, and shall not adversely affect my right to any indemnification, coverage under the Company’s director’s and officer’s liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which I would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services I rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

Subject to the second paragraph of this Release of Claims, I agree that I will not disparage or criticize the Company, its affiliates, their business, their directors, management or their products or services. The Company agrees that no member of the Board of Directors of the Company or any executive officer of the Company will disparage or criticize you. Notwithstanding the foregoing, nothing contained in this paragraph shall preclude you or the Company (or its directors or executive officers) from making truthful statements that are required by applicable law, regulation or legal process.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than [twenty-one (21)/forty-five (45)]1 days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any of the other persons described in the first sentence of the immediately preceding paragraph; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to [            ] prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

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[1]	Consideration period to be determined by the Company at the time of separation.

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Accepted and agreed:

Signature:
Udit Batra

Date:

Acknowledged (and agreed, respecting the penultimate paragraph) by: Waters Corporation

By:	Name:
Title:

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